Exhibit 10.20

Director Fee Arrangements

Fees for the non-employee directors of ITLA Capital Corporation (the “Company”) for 2006 will continue to be $1,000 per Board or board committee meeting attended, plus a monthly retainer of $2,250. In addition, Preston Martin, the Chairman of the Audit Committee, will receive an annual retainer of $15,000 for his service in that capacity. At the discretion of the Compensation Committee of the Company’s Board of Directors, individual directors may also receive honorariums for additional work performed on behalf of the Company. The honorariums paid to directors for 2005 were as follows: (i) an honorarium of $5,000 to Director Robert Reed for his active assistance with legislative matters; (ii) an honorarium of $5,000 to Director Jeffrey Lipscomb for his active assistance with compensation matters; and (iii) an honorarium of $15,000 to Director Hirotaka Oribe for his extensive work with the Executive Committee.